NEWS RELEASE

LSI Updates First Quarter Guidance

Updated guidance represents 15% sequential revenue growth at midpoint

MILPITAS, Calif., March 14, 2012 – LSI Corporation (NYSE: LSI) today updated its business outlook for the first quarter ending April 1, 2012, reflecting a stronger than expected hard disk drive market recovery and ramp of flash-based products. LSI executives will provide additional details in an analyst meeting today, March 14, in New York City.

Updated First Quarter 2012 Business Outlook

Projected revenues:	In the range of $585 million to $615 million, up from $550 million to $590 million

Income from continuing operations per share:1,4,5

GAAP2                                                      In the range of $0.06 to $0.10 per share

Non-GAAP3                                             In the range of $0.12 to $0.16 per share

“We are benefiting from better than expected strength in the hard disk drive market in the quarter as our team has done a great job working with our customers to meet this additional demand,” said Abhi Talwalkar, LSI president and CEO. “This revised guidance reflects strength in our hard disk drive business as well as upside in our projections for our flash-based products.”

1 On May 6, 2011, LSI completed the sale of its external storage systems business. The financial results of the external storage systems business have been classified as discontinued operations in LSI’s financial statements. Our ongoing business is referred to as “continuing operations.”
2 Generally Accepted Accounting Principles.
3 Excludes goodwill and other intangible asset impairment, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, and gain/loss on sale/write-down of investments. It also excludes the income tax effect associated with the above-mentioned items and the tax benefit discussed in note 5. It also excludes, in the case of non-GAAP net income, gain from the sale of the external storage systems business.

4 Revised net income ranges reflect the change in share count from approximately 575 million shares to 590 million shares. The change in share count is driven by the increase in our stock price, which increases the dilutive effect of stock options and restricted stock unit awards included in the diluted share count calculation.
5The company has not yet finalized the allocation of the purchase consideration to assets acquired and liabilities assumed in the recently completed acquisition of SandForce. However, the company expects that in accounting for the SandForce purchase, it will recognize a one-time tax benefit of approximately $41.7 million in the first quarter of 2012 for GAAP purposes only. This tax benefit is due to the release of a valuation allowance resulting from the net deferred tax liabilities created from the acquisition, and will be excluded from our non-GAAP results.

Updated First Quarter 2012 Business Outlook Detail

	GAAP2	Special Items	Non-GAAP3
Revenue	$585 million to $615 million		$585 million to $615 million
Gross Margin	~45%	~$40 million	~52%
Operating Expenses	~$268 million	~$45 million	~$223 million
Net Other Income	~$11 million	~$6 million	~$5 million
Tax	Benefit of ~$33 million	Benefit of ~$42 million	Provision of ~$9 million
Income from Continuing Operations Per Share	$0.06 to $0.10	~($0.06)	$0.12 to $0.16
Diluted Share Count*	590 million		590 million
*The change in share count is driven by the increase in our stock price, which increases the dilutive effect of stock options and restricted stock unit awards included in the diluted share count calculation.

LSI Analyst Day Event Information

LSI executives will provide additional insight into the company’s strategy and key drivers of financial performance at the LSI 2012 Analyst Day Event in New York City, starting at 8:30 a.m. (EDT).

“Today we will highlight the growth drivers for the company and demonstrate how our multi-year investment strategy has positioned LSI to benefit from the tremendous global growth in data as well as from inflection points like cloud computing, mega datacenters, mobile networks and flash,” continued Talwalkar.

At LSI’s event for investors and securities analysts, executive presentations and topics will include:

Abhi Talwalkar, President and CEO:
The new LSI, including company strategy and vision and key market trends.
Jeff Richardson, Chief Operating Officer:
Product and market overview with a focus on networking, SAS and hard disk drives.
Greg Huff, Chief Strategy Officer:
LSI’s growth opportunity with flash-based products.
Bryon Look, Chief Financial Officer:
Long-term financial goals and strategies as well as updated business model targets.

Investors and others may access a live video webcast of the presentations beginning at 8:30 a.m. EDT by visiting the LSI website at http://www.lsi.com/webcast. Afterwards, a replay of the webcast will be available on the LSI website at www.lsi.com/webcast.

Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: our ability to successfully integrate and manage the SandForce business and retain its key employees; our ability to achieve anticipated synergies and to develop integrated new products following our acquisition of SandForce; our ability to eliminate costs related to the external storage systems business that we sold in 2011; our ability to repurchase our common stock at prices we believe to be advantageous; the impact of the recent flooding in Thailand; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and macro-economic conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent report on Form 10-K. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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About LSI
LSI Corporation (NYSE: LSI) designs semiconductors and software that accelerate storage and networking in datacenters and mobile networks. Our technology is the intelligence critical to enhanced application performance, and is applied in solutions created in collaboration with our partners. More information is available at www.lsi.com.

LSI and the LSI & Design logo are trademarks or registered trademarks of LSI Corporation.

For more information, contact:
Investor Relations Contact:                                                                                    Media Relations Contact:
Sujal Shah                                                                                                                   Greg Thomas
610-712-5471                                                                                                               408-433-4236
sujal.shah@lsi.com                                                                          greg.thomas@lsi.com